                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT  TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                      FIRST COMMUNITY CAPITAL CORPORATION
            (Exact name of registrant as specified in its charter)


           TEXAS                                       76-0676739
  (State of incorporation                  (I.R.S. Employer Identification No.)
     or organization)


        14200 GULF FREEWAY
           HOUSTON, TEXAS                                   77034
(Address of principal executive offices)                 (Zip Code)


            Securities to be registered pursuant to Section 12(b) of the Act:

        Title of each class                      Name of each exchange on which
        to be so registered                      each class is to be registered
        -------------------                      ------------------------------
              None                                       Not applicable

     If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [ ]

     If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [X]

     Securities Act registration statement file number to which this form relates: Not applicable

       Securities to be registered pursuant to Section 12(g) of the Act:

                    COMMON STOCK, PAR VALUE $0.01 PER SHARE

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     General

     The Registrant's Articles of Incorporation provide for 5,000,000 authorized shares of common stock, $0.01 par value per share ("Common Stock"), 2,321,648 shares of which are currently issued and outstanding. Some of the features of the Common Stock are described below in general terms. This summary is qualified in its entirety by reference to the Articles of Incorporation and Bylaws of the Registrant, copies of which are incorporated herein by reference and filed as exhibits to this Registration Statement on Form 8-A.

     COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders and are entitled to cumulate their votes for the election of directors. Holders of Common Stock do not have a preemptive right to acquire any additional, unissued or treasury shares of the Registrant, or securities of the Registrant convertible into or carrying a right to subscribe to or acquire shares.

     Holders of Common Stock are entitled to receive ratably dividends out of funds legally available therefor, if and when properly declared by the Board of Directors. However, the Board of Directors may not declare or pay cash dividends on Common Stock if any dividend on any preferred stock or other senior security which may be issued in the future has not been paid or adequate provision has not been made for the payment thereof. In addition, the Registrant's ability to pay dividends on its Common Stock will be subject to regulatory restrictions, including its obligation to maintain the capital ratios of its wholly-owned subsidiary, First Community Bank, N.A., at levels that comply with the requirements of the Office of the Comptroller of the Currency.

     On the liquidation of the Registrant, the holders of Common Stock are entitled to share pro rata in any distribution of assets of the Registrant, after the holders of shares of preferred stock or other senior securities have received the liquidation preference of their shares plus any declared but unpaid dividends, if any, and after all other indebtedness of the Registrant has been retired.

     The Common Stock is not convertible into or exchangeable for any other security of the Registrant. All of the outstanding shares of the Registrant's Common Stock are fully paid and nonassessable.

     This Form 8-A is filed to register the Registrant's class of Common Stock pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and, pursuant to Rule 12d1-2 promulgated under the Exchange Act, will become effective upon the filing of this Form 8-A.

ITEM 2. EXHIBITS.

The exhibits below are filed herewith:

     2.1 Agreement and Plan of Reorganization dated as of November 16, 2000 by and among First Community Capital Corporation, First Community Bank, N.A. and First Community Capital Corporation of Delaware, Inc. (incorporated herein by reference to Exhibit 2.1 to the Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000 (and Amendment No. 1 thereto) of First Community Bank, N.A., as filed with the Office of the Comptroller of the Currency, which are filed herewith as Exhibits 99.1 and 99.2, respectively.)

     3.1        Articles of Incorporation of First Community Capital
                Corporation.

     3.2        Bylaws of First Community Capital Corporation.

     4.1 Specimen certificate for shares of Common Stock of First Community Capital Corporation.

     4.2 Indenture, dated as of March 28, 2001, between First Community Capital Corporation, as issuer, and Wilmington Trust Company, as Trustee, with respect to the Junior Subordinated Deferrable Interest Debentures of First Community Capital Corporation. (incorporated herein by reference to Exhibit 4.3 to the Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000 (and Amendment No. 1 thereto) of First Community Bank, N.A., as filed with the Office of the Comptroller of the Currency, which are filed herewith as Exhibits 99.1 and 99.2, respectively.)

     4.3 Amended and Restated Declaration of Trust dated as of March 28, 2001 of First Community Capital Trust I. (incorporated herein by reference to Exhibit 4.4 to the Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000 (and Amendment No. 1 thereto) of First Community Bank, N.A., as filed with the Office of the Comptroller of the Currency, which are filed herewith as Exhibits 99.1 and 99.2, respectively.)

     4.4 Capital Securities Guarantee Agreement dated as of March 28, 2001 by and between First Community Capital Corporation, as guarantor, and Wilmington Trust Company, as Trustee. (incorporated herein by reference to Exhibit 4.5 to the Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000 (and Amendment No. 1 thereto) of First Community Bank, N.A., as filed with the Office of the Comptroller of the Currency, which are filed herewith as Exhibits 99.1 and 99.2, respectively.)

    99.1 Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000 of First Community Bank, N.A., as filed with the Office of the Comptroller of the Currency.

    99.2 Amendment No. 1 to the Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000 of First Community Bank, N.A., as filed with the Office of the Comptroller of the Currency.

                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                 FIRST COMMUNITY CAPITAL CORPORATION

                                 By: /s/ Nigel J. Harrison
                                    -----------------------------------------
                                 Name: Nigel J. Harrison
                                 Title: President and Chief Executive Officer

Date: April 27, 2001

         HARPER & PEARSON COMPANY [LOGO] CERTIFIED PUBLIC ACCOUNTANTS
                           PROFESSIONAL CORPORATION

                         INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
First Community Bank, N.A.
Houston, Texas

We have audited the accompanying statements of condition of First Community Bank, N.A. as of December 31, 2000 and 1999, and the related statements of earnings and comprehensive income, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Community Bank, N.A. at December 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ HARPER & PEARSON COMPANY
Houston, Texas
February 16, 2001

                                                      FIRST COMMUNITY BANK, N.A.
                                                         STATEMENTS OF CONDITION
                                                      DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------
                    ASSETS                        2000                 1999
                    ------                    ------------         ------------
Cash and due from banks                       $ 12,823,859         $  8,589,079
Federal funds sold                               2,875,000            2,425,000
                                              ------------         ------------

     Total cash and cash equivalents            15,698,859           11,014,079

Securities available for sale                   35,113,031           13,919,061
Securities to be held to maturity                        -            1,151,846
Other Investments                                  290,000                    -

Loans                                          154,708,418          122,528,698
Less allowance for possible credit losses       (1,213,630)            (803,041)
                                              ------------         ------------

     Loans, net                                153,494,788          121,725,657

Bank premises and equipment, net                 6,897,233            5,110,471
Accrued interest receivable                      1,380,644              956,791
Federal Home Loan Bank Stock                       490,100              452,500
Federal Reserve Bank stock                         424,300              240,200
Texas Independent Bank stock                        40,000               20,000
Cash surrender value of life insurance           2,358,120                    -
Assets acquired by foreclosure and other            61,916               35,377
 assets                                       ------------         ------------
                                              $216,248,991         $154,625,982
                                              ============         ============

     LIABILITIES AND STOCKHOLDERS' EQUITY
     ------------------------------------

Liabilities
     Deposits:
     Noninterest-bearing                      $ 53,850,485         $ 37,309,156
     Interest-bearing                          143,719,532          102,182,082
                                              ------------         ------------

     Total Deposits                            197,570,017          139,491,238

Accrued interest payable and other                 607,970              277,048
 liabilities                                  ------------         ------------

     Total Liabilities                         198,177,987          139,768,286
                                              ------------         ------------

Commitments and Contingencies

Stockholders' Equity
     Common stock                                5,696,370            5,149,540
     Capital surplus                            10,682,893            8,962,758
     Retained earnings                           1,702,092            1,121,232
     Accumulated other comprehensive loss          (10,351)            (375,834)
                                              ------------         ------------
     Total Stockholders' Equity                 18,071,004           14,857,696
                                              ------------         ------------
                                              $216,248,991         $154,625,982
                                              ============         ============

See accompanying notes.


                                                      FIRST COMMUNITY BANK, N.A.
                                 STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME
                                  FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------
                                                       2000             1999
                                                   -----------      -----------
INTEREST INCOME
  Interest and fees on loans                       $13,776,991      $ 9,296,811
  Securities available for sale                      1,365,823          825,646
  Securities to be held to maturity                     58,248          127,149
  Federal funds sold                                   630,311          322,415
                                                   -----------      -----------
  Total Interest Income                             15,831,373       10,572,021
                                                   -----------      -----------

INTEREST EXPENSE
  Deposits                                           7,188,055        4,360,736
  Other borrowed funds                                   5,124            3,872
                                                   -----------      -----------
  Total Interest Expense                             7,193,179        4,364,608
                                                   -----------      -----------

NET INTEREST INCOME                                  8,638,194        6,207,413

PROVISION FOR POSSIBLE CREDIT LOSSES                (1,121,000)        (899,935)
                                                   -----------      -----------

NET INTEREST INCOME AFTER PROVISION FOR
 POSSIBLE CREDIT LOSSES                              7,517,194        5,307,478
                                                   -----------      -----------

NON-INTEREST INCOME
  Service charges                                    1,380,263          789,015
  Other                                                221,037          462,716
                                                   -----------      -----------
  Total Non-Interest Income                          1,601,300        1,251,731
                                                   -----------      -----------

NON-INTEREST EXPENSE
  Salaries and employee benefits                     4,062,511        3,003,190
  Net occupancy and equipment expense                1,236,816          841,351
  Office expenses                                      220,400          175,499
  Other                                              2,635,295        1,865,314
                                                   -----------      -----------
  Total Non-Interest Expense                         8,155,022        5,885,354
                                                   -----------      -----------

EARNINGS BEFORE INCOME TAXES                           963,472          673,855

INCOME TAXES                                           320,638          229,111
                                                   -----------      -----------
NET EARNINGS                                           642,834          444,744

OTHER COMPREHENSIVE INCOME (LOSS)
  Unrealized gain (loss) on available for
   sale securities                                     365,483         (368,815)
                                                   -----------      -----------
COMPREHENSIVE INCOME                               $ 1,008,317      $    75,929
                                                   ===========      ===========

See accompanying notes.

                                                                                        FIRST COMMUNITY BANK, N.A.
                                                                     STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                                                    FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
------------------------------------------------------------------------------------------------------------------

                                                                                     Accumulated
                                                                                        Other
                                       Common        Capital         Retained       Comprehensive
                                        Stock        Surplus         Earnings           Loss              Total
                                       ------        -------         --------       -------------         -----
Balance - December 31, 1998         $3,454,995    $ 4,674,252      $  676,488         $  (7,019)       $ 8,798,716

Issuance of Common Stock
  (338,909 shares)                   1,694,545      4,288,506               -                 -          5,983,051

Net Earnings                                 -              -         444,744                 -            444,744

Unrealized Loss on Securities                -              -               -          (368,815)          (368,815)
                                                                                                       -----------

Total Comprehensive Income                   -              -               -                 -             75,929
                                    ----------    -----------      ----------         ---------        -----------

Balance - December 31, 1999          5,149,540      8,962,758       1,121,232          (375,834)        14,857,696

Issuance of Common Stock
  (109,366 shares)                     546,830      1,720,135               -                 -          2,266,965

Net Earnings                                 -              -         642,834                 -            642,834

Unrealized Gain on Securities                -              -               -           365,483            365,483
                                                                                                       -----------

Total Comprehensive Income                                                                               1,008,317

Dividends                                    -              -         (61,974)                -            (61,974)
                                    ----------    -----------      ----------         ---------        -----------

Balance - December 31, 2000         $5,696,370    $10,682,893      $1,702,092         $ (10,351)       $18,071,004
                                    ==========    ===========      ==========         =========        ===========

See accompanying notes.

                                                                                        FIRST COMMUNITY BANK, N.A.
                                                                                          STATEMENTS OF CASH FLOWS
                                                                    FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
------------------------------------------------------------------------------------------------------------------

                                                                                       2000                1999
                                                                                  -------------       -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings                                                                     $    642,834        $    444,744
                                                                                   ------------        ------------
  Adjustments to reconcile net earnings to net cash provided by operating activities:
  Provision for possible credit losses                                                1,121,000             899,935
  Provision for depreciation                                                            545,105             352,509
  Gain on sale of bank premises and equipment                                            (5,255)           (359,077)
  Deferred gain on sale of bank premises                                                 73,932            (221,778)
  Amortization and accretion of premiums and discounts on investment
    securities, net                                                                     (26,259)             15,747
  Change in operating assets and liabilities:
    Accrued interest receivable                                                        (423,853)           (336,933)
    Assets acquired by foreclosure and other assets                                    (100,471)             74,233
    Accrued interest payable and other liabilities                                      142,644             (63,218)
                                                                                   ------------        ------------
  Total adjustments                                                                   1,326,843             361,418
                                                                                   ------------        ------------
  Net cash provided by operating activities                                           1,969,677             806,162
                                                                                   ------------        ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from maturities of investment securities                                   7,633,385           5,715,000
  Purchases of investment securities                                                (27,095,488)         (6,993,976)
  Net increase in loans                                                             (32,890,132)        (54,106,280)
  Proceeds from sale of bank premises and equipment                                      80,000             978,235
  Purchases of bank premises and equipment                                           (2,406,612)         (1,750,335)
  Change in cash surrender value of life insurance                                   (2,358,120)                  -
  Other investments acquired by foreclosure                                            (290,000)                  -
  Purchase of Texas Independent Bank Stock                                              (20,000)                  -
  Purchase of Federal Home Loan Bank Stock                                              (37,600)           (452,500)
  Purchase of Federal Reserve Bank stock                                               (184,100)                  -
                                                                                   ------------        ------------
  Net cash used by investing activities                                             (57,568,667)        (56,609,856)
                                                                                   ------------        ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from sale of stock                                                         2,266,965           5,983,051
  Net increase in noninterest-bearing deposits                                       16,541,329          11,689,728
  Net increase in interest-bearing deposits                                          41,537,450          32,919,842
  Dividends paid                                                                        (61,974)                  -
                                                                                   ------------        ------------
  Net cash provided by financing activities                                          60,283,770          50,592,621
                                                                                   ------------        ------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                  4,684,780          (5,211,073)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                       11,014,079          16,225,152
                                                                                   ------------        ------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                           $ 15,698,859        $ 11,014,079
                                                                                   ============        ============

See accompanying notes.

                                                      FIRST COMMUNITY BANK, N.A.
                                                   NOTES TO FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

NOTE A   SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

         The accounting and reporting policies of First Community Bank, N.A. (the Bank) are in accordance with generally accepted accounting principles and the prevailing practices within the banking industry. A summary of significant accounting policies is as follows:

         Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans, management obtains independent appraisals for significant collateral.

         The Bank's loans are generally secured by specific items of collateral including real property, consumer assets, and business assets. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent on local economic conditions.

         While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

         Cash and Due from Banks - The Bank, as a member of the Federal Reserve System, is required to maintain reserves for the purpose of facilitating the implementation of monetary policy. These reserves may be maintained in the form of balances at the Federal Reserve Bank or by vault cash. The Bank's reserve requirement was $1,602,000 at December 31, 2000. According, "cash and due from banks" balances were restricted to that extent.

         Trading Securities - Securities that are held for short-term resale are classified as trading account securities and recorded at their fair values. Realized and unrealized gains and losses on trading account securities are included in other income. At December 31, 2000 and 1999, the Bank did not classify any of its securities as trading securities.

         Securities Held to Maturity - Government, Federal agency, and corporate debt securities that management has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and the accretion of discounts that are recognized in interest income using methods approximating the interest method over the period to maturity. Premiums and discounts are amortized using methods approximating the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. During 2000, the Bank transferred all securities classified as held to maturity to available for sale.

                                                      FIRST COMMUNITY BANK, N.A.
                                                   NOTES TO FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

NOTE A   SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (CONTINUED)

         Securities Available for Sale - Available for sale securities consist of investment securities not classified as trading securities or as held to maturity securities. Unrealized holding gains and losses, net of tax, on available for sale securities are reported net of tax in other comprehensive income or loss. Gains and losses on the sale of available for sale securities are determined using the specific identification method. The amortization of premiums and the accretion of discounts are recognized in interest income using methods approximating the interest method over the period of maturity.

         Declines in the fair value of individual held to maturity and available for sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs, if any, are included in earnings as realized losses.

         Concentrations of Credit - Substantially all of the Bank's loans, commitments and letters of credit have been granted to customers in the Bank's market area which includes Harris County, Texas and surrounding counties. Generally, such customers are depositors of the Bank. The concentrations of credit by type of loan are set forth in Note C. It is the Bank's policy to not extend credit to any single borrower or group of related borrowers in excess of the Bank's legal lending limit.

         Interest Rate Risk - The Bank is principally engaged in providing short-term commercial loans with interest rates that fluctuate with various market indices and intermediate-term, fixed rate real estate loans. These loans are primarily funded through short-term demand deposits and longer-term certificates of deposit with fixed rates.

         Loans - Loans are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan fees and unearned discounts. Unearned discounts on installment loans are recognized as income over the term of the loans using a method that approximates the interest method. Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

         Non-Performing Loans and Past Due Loans - Included in the non-performing loan category are loans which have been categorized by management as nonaccrual because collection of interest is doubtful and loans which have been restructured to provide a reduction in the interest rate or a deferral of interest or principal payments.

         When the payment of principal or interest on a loan is delinquent for 90 days, or earlier in some cases, the loan is placed on nonaccrual status, unless the loan is in the process of collection and the underlying collateral fully supports the carrying value of the loan. If the decision is made to continue accruing interest on the loan, periodic reviews are made to confirm the accruing status of the loan.

         When a loan is placed on nonaccrual status or identified as impaired, interest accrued and uncollected during the current year prior to the judgment of uncollectibility, is charged to operations. Generally, any payments received on nonaccrual loans are applied first to outstanding loan amounts and next to the recovery of charged-off loan amounts. Any excess is treated as recovery of lost interest.

                                                      FIRST COMMUNITY BANK, N.A.
                                                   NOTES TO FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

NOTE A   SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (CONTINUED)

         Renegotiated loans are those loans on which concessions in terms have been granted because of a borrower's financial difficulty. Interest is generally accrued on such loans in accordance with the new terms.

         Allowance for Possible Credit Losses - The allowance for possible credit losses is a valuation allowance available for losses incurred on loans and other commitments to extend credit. All losses are charged to the allowance for possible credit losses when the loss actually occurs or when a determination is made that a loss is likely to occur. Recoveries are credited to the allowance at the time of recovery.

         Throughout the year, management estimates the likely level of losses to determine whether the allowance for possible credit losses is adequate to absorb anticipated losses in the existing portfolio. Based on these estimates, an amount is charged to the provision for possible credit losses and credited to the allowance for possible credit losses in order to adjust the allowance to a level determined to be adequate to absorb losses.

         Management's judgment as to the level of losses on existing loans involves the consideration of current and anticipated economic conditions and their potential effects on specific borrowers; an evaluation of the existing relationships among loans, potential loan losses, and the present level of the allowance; results of examinations of the loan portfolio by regulatory agencies; and management's internal review of the loan portfolio. In determining the collectibility of certain loans, management also considers the fair value of any underlying collateral. The amounts ultimately realized may differ from the carrying value of these assets because of economic, operating or other conditions beyond the Bank's control.

         It should be understood that estimates of credit losses involve judgment. While it is possible that in particular periods the Bank may sustain losses which are substantial relative to the allowance for credit losses, it is the judgment of management that the allowances for credit losses reflected in the statements of condition are adequate to absorb losses which may exist in the current loan portfolio.

         Bank Premises and Equipment - Bank premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation expense is computed principally on the straight-line method over the estimated useful lives of the assets.

         Income Taxes - Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of the allowance for loan losses and accumulated depreciation. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

                                                      FIRST COMMUNITY BANK, N.A.
                                                   NOTES TO FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

NOTE A   SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (CONTINUED)

         Common Stock - The bank has authorized 2,000,000 shares of $5.00 par value common stock and at December 31, 2000 and 1999 had 1,139,274 and 1,029,908 shares issued and outstanding, respectively. An additional 17,450 shares of common stock were sold at $21.50 per share for a total of $375,175 in the first quarter 2001.

         Statements of Cash Flows - For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

NOTE B   INVESTMENT SECURITIES

         Investment securities have been classified according to management's intent. The amortized cost and estimated fair values of securities are summarized as follows:


                                                                 Gross              Gross         Estimate
                                           Amortized           Unrealized        Unrealized         Fair
              2000                            Cost               Gains             Losses          Value
              ----                       -------------------------------------------------------------------
  Securities Available For Sale:
    U.S. Gov't & Agency Securities          $20,255,998        $ 63,923          $(171,147)      $20,148,774
    Municipalities                            3,854,914          15,132             (3,828)        3,866,218
    Corporate Bonds                           2,517,699          37,131                  -         2,554,830
    Mortgage Back Securities                  8,500,103          51,020             (7,914)        8,543,209
                                            -----------        --------          ---------       -----------
                                            $35,128,714        $167,206          $(182,889)      $35,113,031
                                            ===========        ========          =========       ===========
              1999
              ----
  Securities Available For Sale:
    U.S. Treasury                           $   249,102        $      -          $  (2,735)      $   246,367
    U.S. Gov't & Agency Securities           14,239,404               -           (566,710)       13,672,694
                                            -----------        --------          ---------       -----------
                                            $14,488,506        $      -          $(569,445)      $13,919,061
                                            ===========        ========          =========       ===========
  Securities to be Held to Maturity:
    U.S. Gov't & Agency Securities          $   760,032        $      -          $  (9,527)      $   750,505
    Municipalities                              391,814             705            (10,133)          382,386
                                            -----------        --------          ---------       -----------
                                            $ 1,151,846        $    705          $ (19,660)      $ 1,132,891
                                            ===========        ========          =========       ===========

                                                      FIRST COMMUNITY BANK, N.A.
                                                   NOTES TO FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

NOTE B   INVESTMENT SECURITIES (CONTINUED)

         The amortized cost and estimated fair value of debt securities at December 31, 2000, by contractual maturities, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                               Securities Available for Sale
                                                                            -------------------------------------
                                                                              Amortized                 Fair
Amounts Maturing In:                                                            Cost                   Value
                                                                            -------------------------------------
1 year or less                                                                $ 2,756,801              $ 2,756,591
1 year through 5 years                                                         20,345,381               20,413,389
5 years through 10 years                                                       11,900,725               11,817,244
After 10 years                                                                    125,807                  125,807
                                                                              -----------              -----------
                                                                              $35,128,714              $35,113,031
                                                                              ===========              ===========

         Investment securities with a carrying amount of approximately $13,115,699 and $2,931,000 at December 31, 2000 and 1999, respectively were pledged to secure public deposits and other borrowings.

NOTE C   LOANS

         Loans at December 31, 2000 and 1999 are summarized as follows:


                                                                                 2000                         1999
                                                                             ------------                 ------------
Commercial, financial and industrial                                         $ 61,989,342                 $ 49,611,018
Real Estate                                                                    87,686,968                   66,496,617
Installment                                                                     5,616,613                    7,180,021
                                                                             ------------                 ------------
                                                                              155,292,923                  123,287,656
Less unearned discount                                                           (584,505)                    (758,958)
                                                                             ------------                 ------------
                                                                             $154,708,418                 $122,528,698
                                                                             ============                 ============

         Loan maturities of the loan portfolio, excluding installment loans before unearned discount, at December 31, 2000 are as follows:

                                              Within 1 Year      1 - 5 Years       After 5 Years          Total
                                              ---------------------------------------------------------------------
Loans at fixed interest rates                   $14,684,310       $59,923,098          $9,073,237      $ 83,680,645
Loans at variable interest rates                 63,418,717         2,576,948                   -        65,995,665
                                                -----------       -----------          ----------      ------------
                                                $78,103,027       $62,500,046          $9,073,237      $149,676,310
                                                ===========       ===========          ==========      ============

                                                      FIRST COMMUNITY BANK, N.A.
                                                   NOTES TO FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

NOTE C   LOANS (CONTINUED)

         In the ordinary course of business, the Bank has and expects to continue to have transactions, including borrowings, with its officers, directors, stockholders, and their affiliates. In the opinion of management, such transactions were on substantially the same terms, including interest rates and collateral, as those prevailing at the time of comparable transactions with other persons and did not involve more than a normal risk of collectibility or present any other unfavorable features to the Bank. Loans to such borrowers are summarized as follows:


                                               2000                1999
                                           -----------          ----------
Balance, January 1                         $ 3,941,398          $2,407,924
New loans during the year                    2,921,310           2,081,850
Repayments during the year                  (2,198,467)           (548,376)
                                           -----------          ----------
Balance, December 31                       $ 4,664,241          $3,941,398
                                           ===========          ==========

         The Bank has $627,935 unfunded commitments to its officers, directors, stockholders, and their affiliates.

NOTE D   NONPERFORMING LOANS AND PAST DUE LOANS

         The following table presents information relating to non-performing loans and past due loans:

                                               2000                1999
                                           -----------          ----------
Nonaccrual loans                            $1,761,556           $324,474
90 days or more past due loans and still
 accruing                                      256,068             52,975
Restructured loans                              16,964            105,286
                                            ----------           --------
                                            $2,034,588           $482,735
                                            ==========           ========

         With respect to nonperforming loans, the following table presents interest income actually earned and additional interest income that would have been earned under the original terms of the loans.

                                               2000             1999
                                             --------          -------
Foregone income                              $112,185          $16,823
                                             ========          =======
Income not reversed                          $ 33,037          $ 9,433
                                             ========          =======

                                                      FIRST COMMUNITY BANK, N.A.
                                                   NOTES TO FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

NOTE D   NONPERFORMING LOANS AND PAST DUE LOANS (CONTINUED)

         The Bank complies with SFAS No. 114 and No. 118 regarding impaired loans. Adoption of these statements had no impact on the Bank's financial statements including the level of the allowance for credit losses. Instead, it resulted only in a reallocation of the existing allowance for credit losses.

         At December 31, 2000 and 1999, the recorded investment in impaired loans under SFAS No. 114 was approximately $1,762,000 and $324,000, respectively. Such impaired loans required an SFAS No. 114 allowance for credit losses of approximately $226,000 and $6,000, respectively. The average recorded investment in impaired loans for the years ended December 31, 2000 and 1999 was approximately $1,043,000 and $306,000, respectively.

NOTE E   ALLOWANCE FOR POSSIBLE CREDIT LOSSES

         An analysis of activity in the allowance for possible credit losses is as follows:


                                                       2000               1999
                                                    ----------          ---------
Balance at beginning or year                        $  803,041          $ 369,095

Provision for loan losses                            1,121,000            899,935
Loan recoveries                                         78,798             51,259
Loans charged off                                     (789,209)          (517,248)
                                                    ----------          ---------
Balance at end of year                              $1,213,630          $ 803,041
                                                    ==========          =========

NOTE F   BANK PREMISES AND EQUIPMENT

         Bank premises and equipment consist of the following:


                                                         2000                1999
                                                     -----------          ----------
Land                                                 $ 1,307,759          $1,115,767
Buildings and leasehold improvements                   3,978,518           2,852,650
Furniture, fixtures and equipment                      2,829,993           1,856,494
                                                     -----------          ----------
                                                       8,116,270           5,824,911
Less accumulated depreciation and amortization        (1,219,037)           (714,440)
                                                     -----------          ----------
Bank premises and equipment, net                     $ 6,897,233          $5,110,471
                                                     ===========          ==========

                                                      FIRST COMMUNITY BANK, N.A.
                                                   NOTES TO FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

NOTE G   ACCRUED INTEREST RECEIVABLE

         Accrued interest receivable consists of the following:

                                                  2000             1999
                                              -----------      -----------
Loans                                          $  971,767        $743,822
Investments and other                             408,877         212,969
                                               ----------        --------
                                               $1,380,644        $956,791
                                               ==========        ========

NOTE H   OTHER REAL ESTATE

         An analysis of activity in other real estate acquired by foreclosure is as follows:

                                                  2000             1999
                                              -----------      -----------
Balance, beginning of year                      $ 118,620        $      -
Real estate foreclosures                                -         118,620
Real estate sales                                (118,620)              -
                                                ---------        --------
Balance, end of year                            $       -        $118,620
                                                =========        ========

NOTE I   DEPOSITS

         Included in interest-bearing deposits are certificates of deposit in amounts of $100,000 or more. These certificates and their remaining maturities are as follows:

                                                    2000               1999
                                                 -----------        -----------
Three months or less                             $11,798,758        $ 9,041,567
Four through twelve months                        23,107,433         18,995,668
Thereafter                                        14,938,932          4,773,626
                                                 -----------        -----------
                                                 $49,845,123        $32,810,861
                                                 ===========        ===========

         Interest expense for certificates of deposit in excess of $100,000 amounted to $2,583,673 and $1,397,058 for the years ended December 31, 2000 and 1999, respectively.

         Certificates maturing in years subsequent to December 31, 2000 are as follows:

2001                                                      $61,729,445
2002                                                       20,882,650
2003                                                        9,208,958
2004                                                                -
2005 and thereafter                                            50,000
                                                          -----------
                                                          $91,871,053
                                                          ===========

                                                      FIRST COMMUNITY BANK, N.A.
                                                   NOTES TO FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

NOTE J   FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

         The Bank is party to various financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the statements of condition. The contract or notional amounts of those instruments reflect the extent of the involvement the Bank has in particular classes of financial instruments. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making these commitments and conditional obligations as it does for on-balance-sheet instruments.

         The following is a summary of the various financial instruments whose contract amounts represent credit risk:

                                                                   2000           1999
                                                                -----------    -----------
Commitments to extend credit                                    $25,341,437    $25,833,985
Standby letters of credit                                       $ 2,088,405    $ 2,049,395

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts disclosed above do not necessarily represent future cash requirements.

         The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if considered necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customer.

         Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to its customers.

NOTE K   STATEMENTS OF CASH FLOWS

         Interest payments of approximately $6,966,000 and $4,277,000 were made during 2000 and 1999, respectively. Federal income tax payments of approximately $339,000 and $284,000 were made during 2000 and 1999, respectively.

                                                      FIRST COMMUNITY BANK, N.A.
                                                   NOTES TO FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

NOTE L   EMPLOYEE BENEFIT PLANS

         In 1999, the Bank began a 401(K) benefit plan for all eligible Bank employees. Benefit plan expense in 2000 and 1999 amounted to $1,665 and $3,284, respectively.

         During the first quarter 2000, the Bank adopted comprehensive retirement and life insurance programs designed to provide incentive to attract and retain qualified Bank officers and directors. At December 31, 2000, the cash surrender value of life insurance amounted to $2,358,120.

NOTE M   INCOME TAXES

         The components of the provision for federal income tax expense are as follows:

                                                          2000          1999
                                                        --------      ---------
Current                                                 $371,277      $ 348,433
Deferred                                                 (50,639)      (119,322)
                                                        --------      ---------
                                                        $320,638      $ 229,111
                                                        ========      =========


         The provision for federal income taxes differs from the amount computed by applying the federal income tax statutory rate of 34% on earnings as follows:

                                                                2000          1999
                                                              --------      --------
Taxes calculated at statutory rate                            $327,580      $229,111
Decrease resulting from:
 Nontaxable interest income                                     (6,942)            -
                                                              --------      --------
                                                              $320,638      $229,111
                                                              ========      ========

Significant deferred tax assets and liabilities are as follows:


                                                                2000          1999
                                                               ------        ------

Deferred Tax Assets
 Deferred costs                                                $    -      $  11,871
 Loan loss reserve                                               412,634     273,034
 Unrealized loss on securities                                     5,332     193,611
                                                               ---------   ---------
                                                                 417,966     478,516
Deferred Tax Liabilities
 Depreciable assets                                               (9,176)     (4,114)
                                                               ---------   ---------
Net Deferred Tax Asset                                         $ 408,790   $ 474,402
                                                               =========   =========

                                                      FIRST COMMUNITY BANK, N.A.
                                                   NOTES TO FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

NOTE N   STOCK OPTION PLAN

         The Bank maintains a 1996 Incentive Stock Option Plan (the 1996 ISOP). The purpose of the 1996 ISOP is to offer eligible employees and directors of the Bank an opportunity to acquire or increase their proprietary interests in the Bank and provide additional incentive to contribute to its performance and growth. The Board of Directors has reserved 211,000 shares under the Plan.

                                                      Number of        Price             Average
Stock Option Summary                                   Shares          Range          Exercise Price
-------------------------------------------------------------------------------------------------------------
Options Outstanding at December 31, 1998                116,500    $10.00 - $13.50        $11.80
Options Granted                                          32,000    $13.50 - $18.00        $16.95
Options Exercised                                         8,000    $10.00 - $13.50        $11.53
Options Outstanding at December 31, 1999                140,500    $10.00 - $18.00        $12.99
Options Granted                                          61,500    $18.00 - $21.50        $20.99
Options Exercised                                         3,000                           $10.00
Options Outstanding at December 31, 2000                199,000    $10.00 - $21.50        $15.51
Exercisable at December 31, 2000                        145,500    $10.00 - $21.50        $14.31
Available for future grant at December 31,
2000                                                      1,000
                                                        =======
Weighted-average remaining contractual life
in years                                                   7.63
                                                        =======
Weighted-average grant - date
 fair value of each option granted
   1999                                                    6.82
                                                        =======
   2000                                                   10.46
                                                        =======

         Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, companies to record compensation costs for stock-based employee compensation plans at fair value. The Bank has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. Accordingly, compensation costs for stock options is measured as the excess, if any, of the quoted market price of the Bank's stock at the date of the grant over the amount an employee must pay to acquire the stock. The compensation expense during fiscal 2000 and 1999, as computed under SFAS 123, amounted to approximately $508,000 and $94,000, respectively. Proforma net earnings, had this compensation expense been recorded, would have amounted to approximately $308,000 and $383,000 for the years ended December 31, 2000 and 1999, respectively. Assumptions utilized in determining the option values include: risk free interest rate of 7%, 10 year expected life, 10% expected volatility and no expected dividends.

                                                      FIRST COMMUNITY BANK, N.A.
                                                   NOTES TO FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

NOTE O   COMMITMENTS

         The Bank leases office facilities under non-cancelable operating leases. Rent expense for the years ended December 31, 2000 and 1999 relating to operating leases amounted to $293,171 and $115,958, respectively. Future minimum lease payments under the non-cancelable operating leases are as follows:

2001                                                 $  493,737
2002                                                    497,237
2003                                                    499,409
2004                                                    507,421
2005                                                    510,117
Thereafter                                            1,871,029
                                                     ----------
                                                     $4,378,950
                                                     ==========

         In 1999, the Bank sold, and leased back pursuant to a three-year lease, one of its office buildings for a net gain amounting to approximately $580,000. Of this amount, approximately $359,000 was recognized into income and $221,000 was deferred to be recognized ratably over the life of the lease agreement. This deferral has not been reflected in the above table. During 2000, approximately $74,000 of the deferred gain was recognized as a reduction of rent expense.

         Rent expense amounted to $293,171 and $115,958 for 2000 and 1999, respectively.

         It is expected that in the normal course of business, leases that expire will be renewed or replaced by leases on other property.

NOTE P   REGULATORY MATTERS

         The Bank is subject to various regulatory capital requirements administered by its primary federal regulator, the Office of Comptroller of the Currency (OCC). Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators that if undertaken, could have a direct material affect on the Bank's financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), and Tier I capital to adjusted total assets (as defined). Management believes, as of December 31, 2000 and 1999, that the Bank meets all the capital adequacy requirements to which it is subject.

                                                      FIRST COMMUNITY BANK, N.A.
                                                   NOTES TO FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

NOTE P   REGULATORY MATTERS (CONTINUED)

         The Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To remain categorized as well capitalized, the Bank will have to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the Bank's prompt corrective action category.

                                                                                           To Be Well Capitalized
                                                                     For Capital          Under Prompt Corrective
                                                 Actual            Adequacy Purposes         Action Provisions
                                         -------------------------------------------------------------------------
                                           Amount       Ratio     Amount       Ratio         Amount       Ratio
                                         -------------------------------------------------------------------------
            2000
            ----
  Total Risk Based Capital               $19,295,000    11.3%   $13,696,000     8.0%       $17,120,000    10.0%
   (to Risk Weighted Assets)
  Tier I Capital                         $18,081,000    10.6%   $ 6,848,000     4.0%       $10,272,000     6.0%
   (to Risk Weighted Assets)
  Tier I Capital                         $18,081,000     8.5%   $ 8,484,000     4.0%       $10,605,000     5.0%
   (to Adjusted Total Assets)

            1999
            ----
  Total Risk Based Capital               $16,037,000    11.7%   $10,962,000     8.0%       $13,702,000    10.0%
   (to Risk Weighted Assets)
  Tier I Capital                         $15,234,000    11.1%   $ 5,481,000     4.0%       $ 8,221,000     6.0%
   (to Risk Weighted Assets)
  Tier I Capital                         $15,234,000     9.8%   $ 6,242,000     4.0%       $ 7,803,000     5.0%
   (to Adjusted Total Assets)

NOTE Q   DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, Disclosures About Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Bank using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Bank could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

         Cash and Cash Equivalents - For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

         Investment Securities - For securities held as investments, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using the quoted market price for similar securities.

                                                      FIRST COMMUNITY BANK, N.A.
                                                   NOTES TO FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

NOTE Q   DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

         Other Investments - Other investments consist of Federal Reserve Bank Stock, Federal Home Loan Bank Stock, Texas Independent Bank Stock and other bank stock. For these investments, carrying amount is a reasonable estimate of fair value.

         Loan Receivables - For variable-rate loans that reprice frequently and have no significant changes in credit risk, fair values are based on carrying values. The fair values for other loans are estimated using discounted cash flow analyses, using interest rates being offered for loans with similar terms to borrowers of comparable credit quality. The carrying amount of accrued interest approximates its fair value.

         Deposit Liabilities - The fair values disclosed for demand deposits (e.g. interest and noninterest checking, savings, and money market accounts) are reported at a value equal to the amount payable on demand at the reporting date. Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities.

         The estimated fair values of the Bank's financial instruments are as follows (in thousands):

                                                    2000                  1999
                                            -------------------------------------------
                                            Carrying      Fair     Carrying      Fair
                                             Amount      Values     Amount      Values
                                            -------------------------------------------
  Financial Assets
  ----------------
  Cash and cash equivalents                  $ 15,699   $ 15,699   $ 11,014    $ 11,014
  Investment securities                        35,113     35,113     15,071      15,765
  Other investments                             1,244      1,244        713         713
  Loans, net                                  153,495    153,394    121,726     120,018
                                             --------   --------   --------    --------
  Total Financial Assets                     $205,551   $205,450   $148,524    $147,510
                                             ========   ========   ========    ========
  Financial Liabilities
  ---------------------
  Deposits                                   $197,570   $197,815   $139,491    $139,474
  Short-term borrowings                           608        608        277         277
                                             --------   --------   --------    --------
  Total Financial Liabilities                $198,178   $198,423   $139,768    $139,751
                                             ========   ========   ========    ========

         The fair value estimates are based on pertinent information available to management as of December 31, 2000 and 1999. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.